                             ADVANCEPCS

                                                                    EXHIBIT 99.1


Unaudited Pro Forma Condensed Consolidated
Financial Information as of March 31, 2001


     Effective October 2, 2000, Advance Paradigm, Inc. ("API") acquired all of the equity of PCS Health Systems, Inc. ("PCS"). The aggregate purchase price paid by API was $1.0 billion, of which API paid Rite Aid Corporation ("Rite Aid"), the seller, $675 million in cash, and issued to Rite Aid $200 million in senior subordinated notes and $125 million in API convertible preferred stock. The $200 million senior subordinated note issued to Rite Aid was repaid on March 9, 2001, with the proceeds of a $247 million senior subordinated debt issued to institutional investors. The cash portion of the purchase price was financed with the proceeds of an $825 million senior secured credit facility and $150 million in equity financing committed by Joseph, Littlejohn & Levy, Inc. ("JLL"). The acquisition of PCS will be accounted for using the purchase method of accounting. The excess of the purchase price paid over the net identifiable assets and liabilities of PCS will be recorded as goodwill. The portion of the purchase price allocated to the net identifiable assets and goodwill is preliminary and subject to revision as we evaluate the fair value of the assets acquired and the adequacy of the stated liabilities assumed.

     The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended March 31, 2001, gives effect to the Combination as if it occurred on April 1, 2000. The historical financial statement of AdvancePCS for the year ended March 31, 2001, gives effect for the merger with First Florida International Holdings, Inc. and the acquisition of PCS on October 2, 2000. The historical financial statements of PCS are for the six-months ended September 23, 2000. The accompanying pro forma adjustments include: (i) the acquisition of PCS; (ii) the establishment by API of a new credit facility; (iii) the payment of certain fees and expenses associated with the PCS acquisitions; (iv) the issuance of equity to JLL; and (v) the reduction of assets to reflect PCS assets not acquired by API.

     API usually implements significant changes to the operations of the entities that it acquires to enhance profitability. In addition, API has and will consolidate certain operations of PCS and API, which is expected to result in additional costs to exit activities. The expected benefits and cost reductions anticipated by API, other than those realized as of March 31, 2001, have not been reflected in the following Unaudited Pro forma Condensed Consolidated Financial Statements because their realization cannot be assured. Accordingly these Unaudited Condensed Consolidated Pro Forma Financial Statements are not necessarily indicative of the operating results that would have been achieved had the Combinations occurred on April 1, 2000.

     The Unaudited Condensed Consolidated Pro Forma Financial information is based on the historical financial statements of API and the historical financial statements of PCS. The pro forma adjustments are based upon available information. While the pro forma adjustments are based upon certain assumptions that API considers reasonable in the circumstances, final amounts will differ from those set forth. These adjustments are directly attributable to the transactions referenced above and are expected to have a continuing impact on the API business, results of operations, and financial position.

                           ADVANCEPCS AND SUBSIDIARIES

       Unaudited Pro Forma Condensed Consolidated Statements of Operations
                        For The Year Ended March 31, 2001
                      (in thousands, except per share data)

                                   (Unaudited)

                                                             Historical
                                                             Six-Months                         Fiscal Year
                                           Historical          Ended                               Ended
                                           AdvancePCS       September 23,      Pro Forma          March 31,
                                            FY 2001    (A)      2000     (A)  Adjustments           2001
                                          ------------      ------------      ------------      ------------
Revenues                                  $  7,024,298      $    651,205      $  3,636,439  (H) $ 11,311,942
                                          ------------      ------------      ------------      ------------

Cost of Operations:
  Cost of revenues                           6,794,715           540,907         3,636,439  (H)   10,972,061
  Selling, general and administrative          127,777            90,440             2,929  (B)      221,146
    expenses
  Non-recurring                                 11,129                                                11,129
                                          ------------      ------------      ------------      ------------
  Total cost of operations                   6,933,621           631,347         3,639,368        11,204,336
                                          ------------      ------------      ------------      ------------
Operating income                                90,677            19,858            (2,929)          107,606
Acquisition costs                               (1,200)               --                --            (1,200)
Interest expense, net                          (41,882)            5,724           (47,277) (C)      (83,435)
                                          ------------      ------------      ------------      ------------
Income before income taxes                      47,595            25,582           (50,205)           22,972
Provision for income taxes                     (24,927)          (16,741)           19,191  (E)      (22,477)
                                          ------------      ------------      ------------      ------------
Net income                                $     22,668      $      8,841      $    (31,014)     $        495
                                          ============      ============      ============      ============


                  BASIC
  Net income per share                    $       0.78                                          $       0.01
                                          ============                                          ============
  Weighted average shares outstanding       29,145,057                           2,103,000 (F)    31,428,057
                                          ============                        ============      ============


                 DILUTED
  Net income per share                    $       0.63                                          $       0.01
                                          ============                                          ============
  Weighted average shares outstanding       36,188,793                           6,825,000 (F,G)  43,013,793
                                          ============                        ============      ============



The accompanying notes are an integral part of this unaudited pro forma financial statement.

                                   ADVANCEPCS


Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations


Determination and Allocation of PCS Purchase Price

At the date of the PCS acquisition, all of the equity of PCS was purchased for approximately $1 billion. The PCS acquisition will be accounted for using the purchase method of accounting for business combinations. The preliminary allocation of the pro forma purchase price is as follows (in thousands):

                                                                          April 1, 2000
                                                                          -------------
         PCS purchase price                                                $ 1,050,000
         Transaction Costs                                                       8,700
                                                                           -----------

         Pro forma purchase price                                            1,058,700

         Net liabilities assumed (the liabilities assumed exceeded the
         net identifiable assets acquired)                                     281,840
                                                                           -----------

         Excess purchase price                                             $ 1,340,540
                                                                           ===========

         Allocation of excess purchase price:
           Goodwill                                                          1,212,840
           Intangible assets                                                   382,400
           Deferred income tax liabilities                                    (244,000)
           Accrued liabilities                                                 (10,700)
                                                                           -----------

         Excess purchase price                                             $ 1,340,540
                                                                           ===========

(A) Reflects the audited historical combined statement of operations of AdvancePCS for the year ended March 31, 2001. The historical PCS column reflects the unaudited statement of operations of PCS for the six-month period ended September 23, 2000.

(B) The pro forma adjustment to increase selling, general and administrative expenses results from (i) the elimination of historical PCS amortization of goodwill and intangible asset; (ii) the addition of pro forma goodwill and intangible asset amortization resulting from the preliminary allocation of $1,212,840,000, at March 31, 2000, to goodwill and $382,400,000 at March 31, 2000, to intangible assets;
         (iii) the elimination of historical PCS depreciation expense on the PCS land and building not acquired; and (iv) the addition of lease expense resulting from the lease of land and buildings for the PCS operations. Goodwill is expected to be amortized over 30 years and the intangible assets will be amortized over their estimated useful lives of 5-40 years. These adjustments are as follows (in thousands):

                                                                       March 31, 2001
                                                                       --------------
Elimination of historical PCS goodwill amortization                     $     (16,044)
Elimination of historical PCS intangible assets amortization                  (14,826)
Pro forma goodwill amortization                                                21,157
Pro forma intangible assets amortization                                       11,292
Elimination of historical PCS depreciation expense                               (750)
Pro forma lease expense                                                         2,100
                                                                        -------------
Pro forma adjustment                                                    $       2,929
                                                                        =============

(C) Reflects the elimination of PCS affiliate interest income earned on a receivable from Rite Aid and pro forma interest expense (at assumed rates of interest) for the year ended march 31, 2001, resulting from pro forma borrowings and the amortization of deferred financing costs paid to obtain the Senior Secured Credit Facility and the elimination of historical interest expense of API and PCS. These adjustments are as follows (in thousands):

                                                                       March 31, 2001
                                                                       --------------
Revolver, $70,000,000 @ 9.5%                                            $       3,430
Term Note A, $150,000,000 @ 9.8%                                                7,350
Term Note B, $400,000,000 @ 10.3%                                              20,600
Senior Subordinate Notes, $200,000,000 @ 11%                                   11,000
Deferred financing costs (amortized over 5-7 years)                             1,309
Reflects the elimination of PCS affiliate interest income
earned on a receivable from Rite Aid                                            5,994
Less API historical interest expense                                           (2,136)
Less PCS historical interest expense                                             (270)
                                                                        -------------

Pro forma adjustment                                                           47,277
                                                                        =============

(E) The tax effects of pro forma adjustments were calculated using statutory rates in effect during the year ended March 31, 2001. The amortization of goodwill and intangible assets is not deductible for income tax purposes. In addition, a portion of the acquisition costs is nondeductible.

(F) Reflects the weighted average issuance of common stock and shares of convertible Preferred Stock to JLL and to Rite Aid as though the combination occurred on April 1, 2000.

(G) The convertible preferred stock accrued dividends at 11% per annum of the issue price. However, dividends did not accrue for the first 100 days following issuance or subsequent to shareholder approval of Class B common stock. The Class B common stock was approved prior to 120 days from issuance. Thus, not preferred dividends are reflected in the adjustments. The issuance of Class B common stock was approved by the shareholders of December 7, 2000.

(H) Amount reflects the "gross-up" in PCS data services revenue to reflect payments from plan sponsors as revenues and payments to their network pharmacy providers as cost of revenue. The purpose of this adjustment is to conform the PCS revenue policy to the API policy.